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                                   EXHIBIT 4.4

                      FOURTH AMENDMENT TO BROOKTROUT, INC.
                      1992 STOCK INCENTIVE PLAN, AS AMENDED

     This Fourth Amendment (the "Fourth Amendment") to the Brooktrout, Inc. (the "Company") 1992 Stock Incentive Plan, dated August 17, 1992, as amended to date (the "Incentive Plan"), was adopted by the Board of Directors (the "Board") of the Company on March 7, 2000.

WHEREAS, the Board approved and adopted, subject to stockholder approval, the amendment to increase by eight hundred thousand (800,000) the maximum number of shares of common stock, $.01 par value per share (the "Stock"), reserved and available for issuance under the Incentive Plan, from three million four hundred and seventy-five thousand (3,475,000) to four million two hundred and seventy-five thousand (4,275,000); and

WHEREAS, on May 11, 2000, the stockholders of the Company approved the amendment at the annual meeting of stockholders;

NOW, THEREFORE, the Incentive Plan is hereby amended in the following manner:
The first sentence of Section 3 clause (a) is amended to increase the maximum number of shares of Stock reserved and available for issuance under the Incentive Plan from three million four hundred and seventy-five thousand (3,475,000) to four million two hundred and seventy-five thousand (4,275,000).


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